Exhibit 99.1

Kforce Inc.
1001 East Palm Ave.
Tampa, FL 33605
(NASDAQ: KFRC)

AT THE FIRM

Michael R. Blackman

Chief Corporate Development Officer

(813) 552-2927

KFORCE REPORTS QUARTERLY REVENUES OF $268.4 MILLION FROM CONTINUING OPERATIONS

•	TOTAL REVENUES INCREASED 13.5% YEAR OVER YEAR

TAMPA, FL., May 1, 2012 (GLOBE NEWSWIRE) — Kforce Inc. (Nasdaq: KFRC), a provider of professional staffing services and solutions, today announced results for its first quarter of 2012. Revenues from continuing operations for the quarter ended March 31, 2012 was $268.4 million compared to $259.3 million for the quarter ended December 31, 2011, an increase of 3.5% and compared to $236.4 million for the quarter ended March 31, 2011, an increase of 13.5%. For the quarter ended March 31, 2012, Kforce reported net income of $4.1 million, or $0.12 per share, versus $7.1 million, or $0.20 per share, for the quarter ended December 31, 2011, a decrease of 42.5% in net income and 40.0% in earnings per share. Net income for the first quarter of 2012 decreased 15.8%, versus the first quarter of 2011, which had net income of $4.8 million. Earnings per share for both the first quarter of 2012 and 2011 remained flat at $0.12 per share. First quarter results were impacted by the sale of Kforce Clinical Research, Inc. (“KCR”), which is now reported as discontinued operations. Please refer to our SEC filings for complete information related to the KCR transaction and related activities.

“We are pleased with our first quarter results, particularly the year-over-year Flex revenue increases in HIM, Tech and FA of 21.3%, 15.0% and 14.2%, respectively. Additionally, total Firm Flex revenues from continuing operations for Q1 ‘12 of $257.3 million increased 13.6% year-over-year from $226.6 million in Q1 ‘11. We believe Kforce is well positioned to service our clients’ increasing desire for a more flexible workforce during this unique temporary employment-led recovery. We are pleased with our Q1 ‘12 results and remain optimistic about the Firm’s prospects. As we celebrate the 50th anniversary of Kforce in May 2012, I want to thank all of our employees, consultants and clients for making Q1 ‘12 another successful quarter for Kforce,” said David L. Dunkel, Chairman and CEO.

William L. Sanders, President, said, “We are pleased with the results of the first quarter of 2012, where we experienced sequential and year-over-year increases in Flex revenues for all of our staffing segments. We were able to continue to take advantage of our highly advanced sales and delivery platform that leverages our field associates, Strategic Accounts executives and National Recruiting Center to profitably grow revenues with both large and small clients. Discussions with our clients and certain key performance indicators have indicated demand for temporary staffing continues to be stable. Kforce continues to aggressively pursue business opportunities with the goal of continuing to gain client and market share.”

Mr. Sanders noted additional operational results for the first quarter include:

•	Flex revenues from continuing operations of $257.3 million in Q1 ‘12 increased 3.3% from $249.2 million in Q4 ‘11 and increased 13.6% from $226.6 million in Q1 ‘11.

•	Sequential percentage changes in Flex revenues by segment were a 7.3% increase for FA, 4.8% increase for HIM, 2.5% increase for Tech and a 1.2% decrease for Government Solutions.

•	Search revenues from continuing operations of $11.0 million in Q1 ‘12 increased 8.4% from $10.2 million in Q4 ‘11 and increased 12.3% from $9.8 million in Q1 ‘11.

Joseph J. Liberatore, Chief Financial Officer, said, “The Firm continued to perform well in Q1 ‘12. The first quarter of 2012 contained 64 billing days compared to 61 billing days in Q4 ‘11, and 63 billing days in Q1 ‘11. We believe our first quarter results reflect our strong culture, tenured sales associate population and a continued focus on execution in all aspects of the business, including improving client relationships, solid expense management and continued efficiencies and operating leverage provided by the NRC.”

Financial highlights for the first quarter include:

•

Flex gross profit from continuing operations decreased 180 basis points to 27.1% in Q1 ‘12 from 28.9% in Q4 ‘11 and decreased 10 basis points from 27.2% in Q1 ‘11, which was primarily attributable to increases in employer payroll taxes.

•

Selling, general and administrative expenses as a percentage of revenues increased to 40.3% in Q1 ‘12 from 27.3% in Q4 ‘11 and from 26.9% in Q1 ‘11 primarily related to the acceleration of substantially all unvested and outstanding long-term incentive awards, which resulted in an incremental charge of $31.3 million, inclusive of employer payroll taxes.

•	At the end of Q1 ‘12, there was no bank debt, which reflected a decrease of $49.5 million from the end of Q4 ‘11. This decrease was primarily related to the divestiture of KCR.

•	Earnings per share for Q1 ‘12 was $0.12, a decrease of 40.0% from $0.20 per share in Q4 ‘11 and remained flat from $0.12 in Q1’ 11.

Mr. Liberatore stated, “In addition, looking forward to the second quarter of 2012, we expect revenues may be in the $274 million to $281 million range and earnings per share in the range of $0.21 to $0.23. The second quarter of 2012 has 64 billing days, the same as the first quarter of 2012.

Mr. Liberatore continued; “Our business is performing well and, as revenues grow, we are prepared to make necessary adjustments to grow earnings. We believe 2012 analyst consensus estimates remain reasonable for revenues, exclusive of KCR, and earnings per share. This outlook assumes a static business operating environment and mix and does not consider any benefit that we might derive from the redeployment of capital for stock repurchases or acquisitions or any acceleration in gross margin expansion.”

On Tuesday, May 1, 2012, Kforce will host a conference call to discuss these results. The call will begin at 5:00 p.m. Eastern Time.

The dial-in number is (877) 344-3890. The conference passcode is Kforce. The replay of the call will be available from 8:00 p.m. EST. Tuesday, May 1 through May 15, 2012 by dialing (855) 859-2056, passcode 43179388.

This call is being webcast by Shareholder.com and can be accessed at Kforce’s web site at www.kforce.com (select “Investor Relations”). The webcast replay will be available until May 15, 2012.

About Kforce

Kforce (Nasdaq:KFRC) is a professional staffing and solutions firm providing flexible and permanent staffing solutions in the skill areas of technology, finance & accounting, and health information management. Backed by more than 2,200 associates and approximately 10,300 consultants on assignment, Kforce is committed to “Great People = Great Results” for our valued clients and candidates. Kforce operates with 63 offices located throughout the United States and one office in the Philippines. For more information, please visit our Web site at http://www.kforce.com.

The Kforce Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3749

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Technology, Finance and Accounting, Health Information Management and Government Solutions segments, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that we will continue to increase our market share, successfully manage risks to our revenue stream and successfully put into place the people and processes that will create future success. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.

Summary of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	Mar. 31, 2012	Dec. 31, 2011	Mar. 31, 2011
Revenue by function:
Technology	$165,655	$160,822	$143,180
Finance & accounting	60,256	56,672	53,832
Health information management	19,451	18,578	15,994
Government solutions	22,988	23,269	23,353

Total revenue	268,350	259,341	236,359

Costs of services	187,525	177,091	164,925

Gross profit	80,825	82,250	71,434
GP %	30.1%	31.7%	30.2%
Flex GP %	27.1%	28.9%	27.2%

Selling, general & administrative expenses	108,115	70,849	63,577
Depreciation & amortization	2,882	3,013	3,303

(Loss) income from operations	(30,172)	8,388	4,554

Other expense, net	392	349	300

(Loss) income from continuing operations before income taxes	(30,564)	8,039	4,254

Income tax (benefit) expense	(12,837)	2,952	1,451

(Loss) income from continuing operations	(17,727)	5,087	2,803

Income from discontinued operations, net of income taxes	21,803	1,998	2,037

Net income	$4,076	$7,085	$4,840

Earnings per share - diluted	$0.12	$0.20	$0.12
Adjusted EBITDA per share	$(0.05)	$0.41	$0.26
Shares outstanding - diluted	34,703	35,709	40,897

Adjusted EBITDA	$(1,747)	$14,584	$10,619

Other information:
Capital expenditures	$959	$2,445	$1,704
Equity-based compensation expense, net	$20,541	$2,037	$1,836
Working capital	$83,273	$103,075	$64,761

Selected balance sheet information:
Cash and cash equivalents	$862	$939	$448
Accounts receivable, less allowances	$173,125	$174,764	$163,151
Total assets	$409,409	$409,672	$402,798
Bank debt	$—	$49,526	$25,340
Total liabilities	$159,506	$176,557	$149,199
Total stockholders’ equity	$249,903	$233,115	$253,599

Billing days	64	61	63

Kforce Inc.

Key Statistics

(Unaudited)

	Q1 2012	Q4 2011	Q1 2011

Total Firm
Flex revenue (000’s)	$257,342	$249,183	$226,558
Revenue per billing day (000’s)	$4,021	$4,085	$3,596
Sequential flex revenue change	3.3%	-0.1%	0.7%
Hours (000’s)	4,369	4,225	3,946
Flex GP %	27.1%	28.9%	27.2%

Search revenue (000’s)	$11,008	$10,158	$9,801
Placements	799	759	730
Average fee	$13,778	$13,389	$13,425
Billing days	64	61	63

Technology
Flex revenue (000’s)	$160,394	$156,543	$139,413
Revenue per billing day (000’s)	$2,506	$2,566	$2,213
Sequential flex revenue change	2.5%	-2.3%	0.7%
Hours (000’s)	2,459	2,420	2,273
Flex GP %	25.3%	27.8%	26.2%

Search revenue (000’s)	$5,261	$4,279	$3,767
Placements	337	280	266
Average fee	$15,624	$15,318	$14,166

Finance & Accounting
Flex revenue (000’s)	$54,638	$50,926	$47,865
Revenue per billing day (000’s)	$854	$835	$760
Sequential flex revenue change	7.3%	6.0%	0.7%
Hours (000’s)	1,615	1,517	1,415
Flex GP %	29.1%	30.0%	27.3%

Search revenue (000’s)	$5,618	$5,746	$5,967
Placements	441	450	457
Average fee	$12,734	$12,759	$13,052

Health Information Management
Flex revenue (000’s)	$19,322	$18,445	$15,927
Revenue per billing day (000’s)	$302	$302	$253
Sequential flex revenue change	4.8%	7.2%	1.8%
Hours (000’s)	295	288	258
Flex GP %	32.9%	34.6%	33.0%

Search revenue (000’s)	$129	$133	$67
Placements	21	29	7
Average fee	$6,121	$4,582	$9,596

Government Solutions
Flex revenue (000’s)	$22,988	$23,269	$23,353
Revenue per billing day (000’s)	$359	$382	$371
Sequential flex revenue change	-1.2%	-2.6%	0.2%
Flex GP %	30.6%	29.5%	29.3%

Kforce Inc.

Selected Financial Information and Reconciliations

(In Thousands, Except Per Share Amounts)

(Unaudited)

Quarterly Adjusted EBITDA

	Three Months Ended
	Mar. 31, 2012		Dec. 31, 2011		Mar. 31, 2011
	$	Per share	$	Per share	$	Per share
Net income	$4,076	$0.12	$7,085	$0.20	$4,840	$0.12
Income from discontinued operations, net of income taxes	21,803	0.63	1,998	0.06	2,037	0.05

(Loss) income from continuing operations	$(17,727)	$(0.51)	$5,087	$0.14	$2,803	$0.07
Depreciation & amortization	2,882	0.08	3,013	0.09	3,303	0.08
Acceleration of restricted stock & PARS	22,158	0.64	—	—	—	—
Amortization of restricted stock & PARS	3,439	0.10	3,190	0.09	2,783	0.07
Interest expense and other	338	0.01	342	0.01	279	0.01
Income tax (benefit) expense	(12,837)	(0.37)	2,952	0.08	1,451	0.03

Adjusted EBITDA	$(1,747)	$(0.05)	$14,584	$0.41	$10,619	$0.26

Weighted average shares outstanding - diluted	34,703		35,709		40,897

Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before discontinued operations, non-cash impairment charges, interest, income taxes, depreciation and amortization and amortization and acceleration of stock-based compensation expense. Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance.

Quarterly Net Income before Equity-Based Compensation Expense

	Three Months Ended
	Mar. 31,		Dec. 31,		Mar. 31,
	2012		2011		2011
	$	Per share	$	Per share	$	Per share
Net income	$4,076	$0.12	$7,085	$0.20	$4,840	$0.12
Income from discontinued operations, net of income taxes	21,803	0.63	1,998	0.06	2,037	0.05

(Loss) income from continuing operations	$(17,727)	$(0.51)	$5,087	$0.14	$2,803	$0.07
Equity-based compensation expense, net:
Alternative LTI expense	1,465	0.04	28	0.00	3	0.00
Acceleration of alternative LTI expense	8,354	0.24	—	—	—	—
Acceleration of restricted stock & PARS	22,158	0.64	—	—	—	—
Amortization of restricted stock & PARS	3,439	0.10	3,190	0.09	2,783	0.07
Income tax benefit	(14,875)	(0.43)	(1,181)	(0.03)	(950)	(0.03)

Equity-based compensation expense, net	20,541	0.59	2,037	0.06	1,836	0.04

Net income before equity-based compensation expense	$2,814	$0.08	$7,124	$0.20	$4,639	$0.11

Weighted average shares outstanding - diluted	34,703		35,709		40,897

“Net Income before Equity-Based Compensation Expense”, a non-GAAP financial measure, is defined as (loss) income from continuing operations before compensation expense incurred in conjunction with share-based payment awards and alternative long-term incentive awards. Kforce measures the cost of employee services received in exchange for an equity based award based on the grant-date fair value of the award (with limited exceptions). That cost is recognized over the period in which the employee is required to provide service in exchange for the award, which is usually the vesting period.

Adjusted EBITDA and Net Income before Equity-Based Compensation Expense are key measures used by management to evaluate its operations and to provide useful information to investors. These measures should not be considered in isolation or as an alternative to net income, cash flows data or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. These measurements are not determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations. The measures as presented may not be comparable to similarly titled measures of other companies.